Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156700

PROSPECTUS SUPPLEMENT DATED MAY 8, 2009
(To Prospectus Supplement dated April 23, 2009, as supplemented by the Addendum dated May 7, 2009, and Prospectus dated January 13, 2009)

38,491,650 Shares
Huntington Bancshares Incorporated
Common Stock

Pursuant to our Discretionary Equity Issuance Program (the “Program”), we sold, through Goldman, Sachs & Co. (“Goldman Sachs”), as our sales agent, or to Goldman Sachs, for resale, an aggregate of 38,491,650 shares of our common stock, par value $0.01 per share, for an aggregate sales price of $119,999,127.77. Shares of our common stock issued under the Program were sold pursuant to an Equity Distribution Agreement, dated April 23, 2009 (the “Equity Distribution Agreement”), with Goldman Sachs, which was amended by the Amendment No. 1 to the Equity Distribution Agreement, dated May 7, 2009 (the “Amendment”). The Equity Distribution Agreement was filed as an exhibit to a Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2009 and is incorporated herein by reference. The Amendment was filed as an exhibit to a Current Report on Form 8-K that was filed with the Commission on May 8, 2009 and is incorporated herein by reference.

Shares of our common stock issued pursuant to the Equity Distribution Agreement, as amended by the Amendment, were sold through ordinary brokerage transactions and transactions in which a broker solicited purchasers.

Our common stock is quoted on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “HBAN.” The last reported sale price of our common stock on NASDAQ on May 7, 2009 was $3.89.

Gross Proceeds to Huntington Bancshares Incorporated	$119,999,127.77
Commissions to Goldman, Sachs & Co.	$2,399,982.55

Net proceeds to Huntington Bancshares Incorporated	$117,599,145.22

(1)	Excludes expenses other than commissions to Goldman, Sachs & Co. We have estimated such expenses to be approximately $350,000 in the aggregate.

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus filed with the Commission on January 13, 2009, as part of our Registration Statement on Form S-3ASR (File No. 333-156700), and the prospectus supplement dated April 23, 2009, as supplemented by a prospectus supplement addendum filed with the Commission on May 8, 2009.

These shares of our common stock will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus addendum, the prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.
Goldman, Sachs & Co.

Prospectus Supplement dated May 8, 2009